EXHIBIT 10.2

[Execution Copy]

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this "Agreement") is made and entered into as of this 5th day of December, 2008, by and between MB Financial, Inc. (the “Corporation") and Mitchell Feiger (the "Executive").

WHEREAS, the Executive is the President and Chief Executive Officer of the Corporation and was previously a party to a written employment agreement with the Corporation dated March 19, 2003 (the “2003 Employment Agreement”);

WHEREAS, the parties entered into an Employment Agreement dated December 5, 2007 in replacement of the 2003 Employment Agreement (the “2007 Employment Agreement”);

WHEREAS, the parties believe it is in their respective best interests to amend the 2007 Employment Agreement to reflect provisions deemed desirable in anticipation of the Corporation’s participation in the TARP Capital Purchase Program;

WHEREAS, the Organization and Compensation Committee of the Board of Directors (the “Committee”) and the Board of Directors of the Corporation (the “Board of Directors”) has approved and authorized such amendments; and

WHEREAS, the parties desire to enter into this Agreement to reflect such amendments and in replacement of the 2007 Employment Agreement;

NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1. Definitions.

(a) The term “Change in Control” means (1) any Person is or becomes the Beneficial Owner directly or indirectly of securities of the Corporation or the MB Financial Bank, National Association (the “Bank”) representing 35% or more of the combined voting power of the Corporation’s or the Bank’s outstanding securities entitled to vote generally in the election of directors; (2) individuals who were members of the Board of Directors on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a member of the Board of Directors subsequent to the Effective Date (a) whose appointment as a director by the Board of Directors was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or (b) whose nomination for election as a member of the Board of Directors by the Corporation’s stockholders was approved by the Incumbent Board or recommended by the nominating committee serving under the Incumbent Board, shall be considered a member of the Incumbent Board; (3) consummation of a plan of reorganization, merger or consolidation involving the Corporation or the Bank or the securities of either, other than (a) in the case of the Corporation, a transaction at the completion of which the stockholders of the Corporation immediately preceding completion of the transaction hold more than 60% of the outstanding securities of the resulting entity entitled to vote generally in the election of its directors or (b) in the case of the Bank, a transaction at the completion of which the Corporation holds more than 50% of the outstanding securities of the resulting institution entitled to vote generally in the election of its directors; (4) consummation of a sale or other disposition to an unaffiliated third party or parties of all or substantially all of the assets of the Corporation or the Bank or approval by the stockholders of the Corporation or the Bank of a plan of complete liquidation or dissolution of the Corporation or the Bank; provided that for purposes of clause (1), the term “Person” shall not include the Corporation, any employee benefit plan of the Corporation or the Bank, or any corporation or other entity owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.  Each event comprising a “Change in Control” is intended to constitute a “change in ownership or effective control,” or a “change in the ownership of a substantial portion of the assets,” of the Corporation or the Bank as such terms are defined for purposes of Section 409A of the Code and “Change in Control” as used herein shall be interpreted consistently therewith.

(b) The term "Date of Termination" means the date upon which the Executive's employment with the Corporation ceases, as specified in a notice of termination pursuant to Section 9 hereof; provided, that “termination,” “termination of employment” and “Date of Termination” as used herein are intended to mean a termination of employment which constitutes a “separation from service” under Code Section 409A determined without regard to Executive’s service as a member of the Board of Directors or of the board of directors of any subsidiary of the Corporation.

(c) Subject to the remainder of this Section 1(c), the term "Involuntary Termination" means the termination of the employment of the Executive (i) by the Corporation without his express written consent; (ii) by the Executive by reason of a material diminution of or interference with his duties, responsibilities or benefits, including (without limitation) any of the following actions unless consented to in writing by the Executive: (1) a requirement that the Executive be based at any place other than Chicago, Illinois, or within a radius of 35 miles from the location of MB Financial Center at 6111 North River Road, Rosemont, Illinois, except for reasonable travel on Corporation or Bank business; (2) a material demotion of the Executive; (3) a material reduction in the number or seniority of personnel reporting to the Executive or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Executive, other than as part of a Corporation and Bank-wide reduction in staff; (4) a reduction in the Executive's salary or a material adverse change in the Executive's perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Corporation and the Bank; (5) a material permanent increase in the required hours of work or the workload of the Executive beyond what is expected of comparably situated chief executive officers performing substantially the same duties;  (6) the failure of the Board of Directors (or board of directors of any successor of the Corporation including its ultimate parent company) to elect the Executive as President and Chief Executive Officer of the Corporation (or any successor of the Corporation including its ultimate parent company) or any action by the Board of Directors (or a board of directors of a successor of the Corporation including its ultimate parent company) removing him from such office; or (7) failure of the Corporation to obtain an assumption agreement from a successor as required by Section 12(a) hereof;  or  (iii) by the Executive within 90 days after he receives written notice from the Corporation pursuant to Section 2 hereof that the term of this Agreement will not be extended (a ”Non-Extension Termination”).  The term "Involuntary Termination" does not include Termination for Cause, termination of employment due to death or disability or termination pursuant to Section 7(g) of this Agreement, or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act. The term “Involuntary Termination” does not include the resignation by the Executive for the reasons set forth in clauses (ii) and (iii) above, unless the notice provisions set forth in Section 9 are satisfied.

(d) The terms "Termination for Cause" and "Terminated For Cause" mean termination of the employment of the Executive with the Corporation and the Bank because of the Executive's willful misconduct, breach of a fiduciary duty involving personal profit, repeated failure to perform stated duties (after written notice and reasonable opportunity to cure), willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued by a federal banking regulator, or (except as provided below) material breach of any provision of this Agreement (after written notice and reasonable opportunity to cure).  No act or failure to act by the Executive shall be considered willful unless the Executive acted or failed to act in bad faith and without a reasonable belief that his action or failure to act was in the best interest of the Corporation or the Bank.  The Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Executive has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail.

(e) The term “Voluntary Termination” shall mean termination of employment by the Executive voluntarily as set forth in Section 7(d) of this Agreement.

2. Term.  The term of this Agreement shall be a period of three years commencing on the date hereof, subject to earlier termination as provided herein, and on each day thereafter the term of this Agreement shall be extended for one day in addition to the then-remaining term, creating on each such day a new three year term, provided that the Corporation has not at any time given Executive prior written notice that the term of this Agreement will not be so extended.

3. Employment.  The Executive is employed as the President and Chief Executive Officer of the Corporation.  As such, the Executive shall have supervision and control over strategic planning (with each strategic plan being subject to approval by the Board of Directors of the Corporation) and daily consolidated operations of the Corporation, shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors may prescribe from time to time consistent with services performed by similarly situated executives and consistent with the terms of this Agreement.  The Executive shall also render services without additional compensation to any subsidiary or subsidiaries of the Corporation as requested by the Corporation from time to time consistent with his executive position and with the terms of this Agreement.  The Executive may also serve as a member of the Board, or as a member of the board of directors of any subsidiary, and shall be entitled to receive compensation for such service as determined by such boards.   The Executive shall devote his best efforts and reasonable time and attention to the business and affairs of the Corporation and its subsidiaries to the extent necessary to discharge his responsibilities hereunder.  The Executive may (a) serve on charitable boards or committees at the Executive’s discretion without consent of the Board of Directors and, in addition, on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors, and (b) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.

4. Compensation.

(a) Salary. The Corporation agrees to pay the Executive during the term of this Agreement a base salary (the "Corporation Salary") the annualized amount of which shall be not less than $600,000.  The Corporation Salary shall be paid no less frequently than monthly and shall be subject to customary tax withholding.  The amount of the Corporation Salary shall be increased (but under no circumstances may the Corporation Salary be decreased) from time to time in accordance with the amounts of salary approved by the Committee or Board of Directors.  In order to effectuate the purpose of the preceding sentence, the amount of the Corporation Salary shall be reviewed by the Committee or Board of Directors at least every year during the term of this Agreement.  If and to the extent that the Bank and/or any other entities directly or indirectly controlled by the Corporation (the “Consolidated Subsidiaries”) pay salary or other amounts or provide benefits to the Executive that the Corporation is obligated to pay or to provide to the Executive under this Agreement, the Corporation’s obligations to the Executive shall be reduced accordingly.

(b) Annual Incentive Bonus.  On or before March 31st of each year of the term of this Agreement, the Committee or Board of Directors shall adopt consolidated performance criteria for the current calendar year based upon which the Executive shall be entitled to earn an annual cash incentive bonus (the “Annual Cash Bonus”) for such calendar year if he is employed by the Corporation on the last day of such year.  In adopting such criteria the Committee or Board of Directors shall establish performance levels based upon which the Executive will be entitled to earn an Annual Cash Bonus, at target, equal to not less than 60% of the Corporation Salary and performance levels based upon which the Executive will be entitled to earn an Annual Cash Bonus in an amount less or greater than the target amount of the Corporation Salary.  The Annual Cash Bonus earned by the Executive for a calendar year shall be paid within two and one-half months after the expiration of such calendar year.  Executive shall also be entitled to receive such other annual bonus compensation, if any, as the Committee or Board of Directors may in its sole discretion, award to Executive.

(c) Stock-Based Incentive Compensation.  Each year while the Executive is employed pursuant to this Agreement, he shall be considered for an award of one or more stock options and/or other stock-based awards (“Stock-Based Awards”) under the Corporation’s Amended and Restated Omnibus Incentive Plan and any successor or substitute for such plan (the “Omnibus Incentive Plan”) by the Committee at such time as awards are granted to other senior executives of the Corporation. It is expected, if the Executive is then employed by the Corporation, that the Committee will grant to the Executive Stock-Based Awards under the Omnibus Incentive Plan having a value at the date of grant, at target, equal to 100% of the Corporation Salary earned by the Executive for the preceding calendar year, which value shall be determined utilizing the same methodology (and the same assumptions applied to such methodology) that is used for grants of stock options or other stock-based awards granted at such time to other senior executives of the Corporation. The Executive may be awarded Stock-Based Awards having a lesser or great value. The Stock-Based Awards will be made in the form of stock options, restricted stock, performance shares or other forms of award permitted under the Omnibus Incentive Plan, and, except as provided below, the mix and terms and conditions of which shall be the same as the awards made at such time to the other senior officers of the Corporation. Each option granted pursuant to the provisions hereof shall have an option term of 10 years (or such other period applicable to stock options granted at such time to the other senior officers of the Corporation) and may be subject to a vesting schedule, provided: (i) vesting will continue following an Involuntary Termination at any time, (ii) such option to the extent outstanding and unexercisable shall become fully vested and exercisable upon the death or disability of the Executive, (iii) other than as provided in the following subparts (iv) and  (v) of this subsection, all such options which have vested at the time of termination of employment shall remain exercisable for one year following such termination (but not beyond the expiration of the option’s term), and any such options that become vested after Involuntary Termination shall be exercisable for one year following the date such options vest (but not beyond the expiration of an option’s term),  (iv) such option to the extent outstanding and unexercisable shall become fully exercisable upon a Change in Control if the unexercisable portion of the option would otherwise terminate or cease to be enforceable, in whole or in part, by reason of such Change in Control, and (v) the option shall expire, terminate, and be forfeited upon a Termination for Cause or a termination pursuant to Section 7(g) below.  Nothing in this Agreement shall affect the provisions of the 2003 Employment Agreement and previous employment agreements relating to options granted thereunder, which shall continue to govern the terms and conditions of options issued by the Corporation to Executive prior to the effective date of this Agreement.

(d) Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Corporation and the Bank, provided that the Executive accounts for such expenses as required under such policies and procedures.

5. Employee Benefits.

(a) Participation in Benefit Plans.  While the Executive is employed by the Corporation, the Executive shall be entitled to participate, to the same extent as executive officers of the Corporation and the Bank generally, in all plans, programs and practices of the Corporation and the Bank relating to pension, retirement thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, retirement or employee benefits or combination thereof.  In addition, the Executive shall be entitled to be considered for benefits under all of the stock and stock option related plans in which the Corporation's or the Bank’s executive officers are eligible or become eligible to participate provided any grants made to the Executive pursuant to Section 4(c) hereof shall be considered in making any determination with respect thereto.

(b) Fringe Benefits.  While the Executive is employed by the Corporation, the Executive shall be eligible to participate in, and receive benefits under, any other fringe benefit plans, programs and practices or perquisites which are or may become generally available to the Corporation's or the Bank's executive officers, including but not limited to, supplemental retirement, supplemental medical or life insurance plans, company car, club dues, physical examinations, financial planning and tax preparation services.  Without limiting the generality of the foregoing, the Corporation agrees to pay for the Executive's membership dues and related business expenses in Twin Orchard Country Club (Long Grove, Illinois), The Standard Club, and expenses for an executive automobile which shall be replaced with a new vehicle at least every three years.  Moreover, during the Executive’s employment with the Corporation, he shall be entitled to receive long-term disability coverage and benefits as in effect on the date hereof (to the extent available at a reasonable cost).  In no event will the Executive receive any benefit which is less favorable than a benefit generally being provided to the senior executive officers of the Corporation or the Bank.

(c) Post-Employment Health Benefit.  In recognition of the past service of the Executive to the Corporation and its subsidiaries, the Executive has earned and shall be entitled to receive, subject to unconditional forfeiture thereof upon a Termination for Cause or a termination pursuant to Section 7(g) hereof, post-employment continuing health benefit coverage from the Corporation or its successor in interest (the “Post-Employment Health Benefit”) upon any termination of employment of the Executive which does not result in forfeiture of the Post-Employment Health Benefit, as follows: (i) the Corporation (or its successor in interest) shall provide to the Executive (for himself, his spouse and his other eligible dependents) until the date that Executive becomes eligible for Medicare benefits (for his spouse until the date that is seven full calendar months after Executive becomes eligible for Medicare benefits), or if he should die prior thereto then to his surviving spouse and his other eligible dependents until the date that is seven full calendar months after the date that Executive would have become eligible for Medicare benefits if he had survived, the same family health insurance, hospitalization, medical, dental, prescription drug and other health benefits as the Executive would have been eligible for if Executive had continued to serve as an executive officer of the Corporation (or its successor) until the Executive became eligible for Medicare benefits (and for his spouse until the date that is seven full calendar months thereafter) on terms as favorable to the Executive as to other executive officers of the Corporation (or its successor) from time to time, including amounts of coverage and deductibles, which shall be at the Corporation's (or its successor’s) sole cost other than co-payments and deductibles; and (ii) the Corporation (or its successor) shall, at the election of the Executive, provide the same coverage as set forth in subpart (i) of this subsection for the benefit of the Executive, his spouse and his other eligible dependents after the Executive becomes eligible for Medicare benefits and during the remainder of his lifetime (for Executive’s spouse, not ending before the date that is seven full calendar months after the date that Executive becomes eligible for Medicare benefits), at the sole cost of the Executive.  To the extent the Corporation shall determine that the provisions of the coverage described in clause (i) at the Corporation’s sole cost may result in taxability of the benefits provided thereunder to Executive or his dependents because such benefits are self-insured, then (A) the Corporation shall provide such benefits through a Corporation-paid insurance policy, or, if the Corporation determines that such insurance policy cannot be reasonably obtained, (B) Executive (or his spouse) shall be obligated to pay the monthly COBRA or similar premium for such coverage.  Within thirty (30) days following the end of each calendar quarter during which COBRA premiums are paid with respect to the coverage described in clause (i), the Executive (or his spouse) shall be entitled to receive a lump sum payment equal to 150% of the aggregate COBRA premiums paid during such quarter, subject to Section 21(b) hereof.

(d) Supplemental Deferred Compensation.  Commencing December 31, 2007 and continuing on each December 31 thereafter during the term of this Agreement, if Executive is employed by the Corporation on such December 31, then the Corporation shall credit an employer contribution (“DC Contribution”) to a fully-vested deferral account under the Corporation’s Non-Stock Deferred Compensation Plan, as may be amended from time to time, or any successor or substitute plan (“Deferred Compensation Plan”) in an amount determined in accordance with this Section 5(d).  The DC Contribution to be credited pursuant to this Section 5(d) shall be an amount equal to 20% of the Corporation Salary in effect on such December 31.  In the event of a Change in Control, the Corporation shall credit the deferral account in an amount equal to the present value of the DC Contributions (but not any earnings or other adjustments thereto pursuant to the Deferred Compensation Plan) that would be credited to Executive under this Section 5(d) as if his employment under this Agreement continued until the later of three years after the Date of Termination or the December 31 of the calendar year during which the Executive would attain age 60, and no further credits shall be made to such account under this Section 5(d). Such present value shall be determined by assuming each annual DC Contribution during the applicable period would be equal to the DC Contribution that would have been credited at the end of the calendar year in which the Change in Control occurs and by using an interest rate equal to 120% of the applicable federal long-term rate, compounded annually, applicable to the month in which the Change in Control occurs.  The deferral account established and credited pursuant to this Section 5(d) shall be subject to crediting and debiting with respect to the deemed investment of the account, and the account shall be distributed to Executive, in accordance with Executive’s elections under the provisions of the Deferred Compensation Plan.

6. Vacations; Leave.  The Executive shall be entitled (i) to annual paid vacation in accordance with the policies established by the Board of Directors which shall not be less favorable than that provided to any other executive officer of the Corporation or the Bank, and (ii) to voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

7. Termination of Employment.

(a) Involuntary Termination.  If the Executive experiences an Involuntary Termination prior to (and not in connection with) a Change in Control, such termination of employment shall be subject to the Corporation's obligations under this Section 7(a) in lieu of any other compensation and employee benefits under this Agreement.  If such Involuntary Termination is not a Non-Extension Termination, the Corporation shall pay to the Executive monthly, during the unexpired term of this Agreement after the Date of Termination, an amount equal to the sum of: (i) one-twelfth of the Corporation Salary at the annual rate in effect immediately prior to the Date of Termination, (ii) one-twelfth of the average Annual Cash Bonus, based on the average amount of such Annual Cash Bonus for the two full calendar years preceding the Date of Termination, and (iii) one-twelfth of the amount of the DC Contribution that would have been made at the end of the calendar year in which the Involuntary Termination occurs, based on the amount of the Corporation Salary determined under clause (i) above.  If such Involuntary Termination is a Non-Extension Termination, the Corporation shall pay the Executive monthly the compensation set forth in the preceding sentence for a period of eighteen months following the Date of Termination.  In addition to the foregoing, in connection with an Involuntary Termination, the Executive shall be entitled to receive (A) any accrued Corporation Salary through the Date of Termination within 30 days after the Date of Termination, (B) any unpaid Annual Cash Bonus earned by the Executive for the preceding calendar year within the time period set forth in Section 4(b) hereof, (C) prompt reimbursement of any expenses incurred through the Date of Termination in accordance with Section 4(d), and (D) all vested employee benefits described in Section 5 hereof (collectively, the “Accrued Compensation”) plus the Post-Employment Health Benefit described in Section 5(c), such benefits to be paid in accordance with this Agreement and the applicable plan, program, arrangement or agreement.  If the Executive should die after amounts become payable under this Section 7(a), such amounts shall thereafter be paid to the Executive’s estate until satisfied in full.  Payments pursuant to this Section 7(a) shall be subject to Section 21(b).

(b) Change in Control.  If the Executive experiences an Involuntary Termination in connection with or following a Change in Control, such termination of employment shall, in lieu of any other compensation and employee benefits under this Agreement, be subject to the Corporation’s (or its successor-in-interest’s) obligations under this Section 7(b).

(i) Accrued Compensation and Post-Employment Health Benefit.  In addition to any other amounts to which the Executive may be entitled to receive under this Section 7(b), the Corporation (or its successor-in-interest) shall pay to the Executive the Accrued Compensation and provide the Post-Employment Health Benefit.

(ii) Change in Control Payment.  If an Involuntary Termination occurs in connection with or within 18 months following a Change in Control, in addition to the Corporation’s (or its successor-in-interest’s) obligations under Section 7(b)(i) above, the Corporation (or its successor-in-interest) shall pay to the Executive in cash, within 30 days after the Date of Termination, an amount equal to three times the sum of the Corporation Salary and the target Annual Cash Bonus in effect under Sections 4(a) and 4(b) respectively, immediately prior to the Date of Termination.

If the Executive should die after amounts become payable under any provision of this Section 7(b), such amounts shall thereafter be paid to the Executive’s estate until satisfied in full.  Payments under this Section 7(b) are subject to Section 21(b).

(c) Termination for Cause.  In the event of Termination for Cause, the Corporation shall have no further obligation to the Executive under this Agreement after the Date of Termination except for the Accrued Compensation.  Payments under this Section 7(c) are subject to Section 21(b).

(d) Voluntary Termination.  The Executive may terminate his employment voluntarily at any time by a notice pursuant to Section 9 of this Agreement.  In the event that the Executive voluntarily terminates his employment other than by reason of any of the actions that constitute Involuntary Termination ("Voluntary Termination"), the Corporation shall only be obligated to the Executive for the amount of the Accrued Compensation and to provide the Post-Employment Health Benefit, and the Corporation shall have no further obligation to the Executive under this Agreement.  Payments under this Section 7(d) are subject to Section 21(b).

(e) Death.  In the event of the death of Executive during the term of this Agreement and prior to any termination of employment, the Corporation shall pay to the Executive's estate the Accrued Compensation and shall provide to the Executive’s surviving spouse and other eligible dependents the Post-Employment Health Benefit.

(f) Disability.  If the Executive becomes entitled to benefits under the terms of the then-current disability plan, if any, of the Corporation or the Bank (a "Disability Plan"), he shall be entitled to receive such group and other disability benefits, if any, as are then provided by the Corporation or the Bank for executive officers.  In the event of such disability, this Agreement shall not be suspended, except that (i) the Corporation's obligation to pay the Corporation Salary to the Executive shall be reduced in accordance with the amount of disability income benefits received by the Executive, if any, pursuant to this Section 7(f) such that, on an after-tax basis, the Executive shall realize from the sum of disability income benefits and Corporation Salary the same amount as he would realize on an after-tax basis from the Corporation Salary if the Corporation’s obligation to pay salary were not reduced pursuant to this Section 7(f); (ii) the Executive shall not be entitled to earn an Annual Cash Bonus pursuant to Section 4(b) hereof or option grants pursuant to Section 4(c) if the disability prevents the Executive from rendering full time service to the Corporation for a period of in excess of six months during an applicable calendar year; and (iii) upon a resolution adopted by a majority of the disinterested members of the Board of Directors, the Corporation may discontinue payment of the Corporation Salary beginning six months following a determination that the Executive has become entitled to benefits under a Disability Plan or otherwise unable to fulfill his duties under this Agreement.  The Corporation may terminate the employment of the Executive at any time after the expiration of one year following such disability if such disability is then continuing and upon such termination the Executive shall only be entitled to receive the Accrued Compensation and the Post-Employment Health Benefit.  Payments under this Section 7(f) are subject to Section 21(b).

(g) Regulatory Action.  Notwithstanding any other provisions of this Agreement, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S. C. § 1818(e)(4) and (g)(1), all obligations of the Corporation under this Agreement shall terminate as of the effective date of the order, except for the obligation of the Corporation to pay the Accrued Compensation.

(h) No Other Obligation to Mitigate Damages; No Offset. Except as provided in Section 7(i), Executive shall not be obligated to mitigate amounts payable or arrangements made under the provisions of this Section 7 and the obtaining of other employment shall in no event effect any reduction of the Corporation’s obligations under this Section 7. Except as provided in Section 7(i), the Corporation’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others.

(i) Release and Restrictive Covenants.  Notwithstanding the foregoing, the Corporation’s obligations to pay or provide any benefits, under this Section 7(a) or 7(b) below shall (i) cease as of the date the Executive knowingly and materially violates the provisions of Section 8 hereof and (ii) be conditioned on the Executive signing a release of claims in favor of the Corporation in the form annexed hereto within forty-give (45) days of such termination and the expiration of any revocation period provided for in such release; provided that, if such Date of Termination is after November 8 of any year, no payment conditioned on such release shall be made until the calendar year following the calendar year of termination even if the release is signed and the revocation period concluded earlier.

(j) Tax Gross Up Agreement.  The Corporation and Executive have entered into a Tax Gross-Up Agreement of even date herewith, which provides certain payments in the event Executive shall become subject to excise tax under Code Section 4999 of the Code in the event of a Change in Control.

8. Confidential Information; Restrictive Covenants.

(a) The Executive shall not at any time during or following the Executive’s employment with the Corporation, directly or indirectly, disclose or use on the Executive’s behalf or another’s behalf, publish or communicate, except in the course of the Executive’s employment and in the pursuit of the business of the Corporation or any of its subsidiaries or affiliates, any proprietary information or data of the Corporation or any of its subsidiaries or affiliates, which is not generally known to the public or which could not be recreated through public means and which the Corporation may reasonably regard as confidential and proprietary, except as may be compelled by legal process and in the event of legal process compelling disclosure, Executive shall provide the Corporation as much advance notice thereof as may be practicable.  The Executive recognizes and acknowledges that all knowledge and information which the Executive has or may acquire in the course of the Executive’s employment, such as, but not limited to the business, developments, procedures, techniques, activities or services of the Corporation or the business affairs and activities of any customer, prospective customer, individual firm or entity doing business with the Corporation are its sole valuable property, and shall be held by Executive in confidence and in trust for their sole benefit.  All records of every nature and description which come into the Executive’s possession, whether prepared by the Executive, or otherwise, shall remain the sole property of the Corporation and upon termination of the Executive’s employment for any reason, said records shall be left with the Corporation as part of its property; provided, however, that Executive’s contact list and other personal information stored on the Corporation’s information systems shall not be deemed Confidential Information for purposes of the prohibition on Executive’s possession or use of such information set forth in this Section 8(a).

(b) Non-Competition; Non-Solicitation.  The Executive acknowledges that the Corporation by nature of its respective businesses has a legitimate and protectable interest in its clients, customers and employees with whom the Corporation has established significant relationships as a result of a substantial investment of time and money, and but for the Executive’s employment hereunder, the Executive would not have had contact with such clients, customers and employees.  The Executive agrees that during the period of the Executive’s employment with the Corporation and for a period of one (1) year after termination of the Executive’s employment for any reason (such one (1) year period the “Post-Employment Non-Compete Period”), the Executive will not (except in the Executive’s capacity as an employee of the Corporation) directly or indirectly, for the Executive’s own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, bank, thrift, firm, partnership, joint venture, syndicate, sole proprietorship or other entity, or any division, subsidiary or affiliate thereof:

(i) engage, directly or indirectly, within the Market Area (as defined below) in any business that provides Banking Products or Banking Services that compete with the Banking Products or Banking Services actually provided by Corporation during the period of the Executive’s employment with the Corporation and prior to a Change in Control (such Banking Products or Banking Services hereinafter referred to as “Competitive Banking Products or Banking Services”);

(ii) solicit or induce, or attempt to solicit or induce any client or customer of the Corporation or any of its subsidiaries or affiliates for purposes of providing Competitive Banking Products or Banking Services; or

(iii) solicit or induce, or attempt to solicit or induce, any employee or agent of the Corporation or any of its subsidiaries or affiliates to terminate his or her relationship with the Corporation or any of its subsidiaries or affiliates.

(c) For purposes of this Section 8:

(i) “Corporation” means the Corporation and all of its subsidiaries during the period of the Executive’s employment with the Corporation, provided that with respect to the Post-Employment Non-Compete Period, “Corporation” means only the Corporation and all of its subsidiaries as of the date immediately prior to commencement of the Post-Employment Non-Compete Period, or if earlier, the date immediately preceding a Change in Control;

(ii) “Market Area” shall be an area encompassed within a thirty (30) mile radius surrounding any office, branch or other place of business of the Corporation during the period of the Executive’s employment with the Corporation, provided that with respect to the Post-Employment Non-Compete Period, “Market Area” shall be limited to an area encompassed within a thirty (30) mile radius surrounding any office, branch or other place of business of the Corporation as of the date immediately prior to commencement of the Post-Employment Non-Compete Period, or if earlier, the date immediately preceding a Change in Control;

(iii) “Banking Products or Banking Services” means (1) credit, deposit and treasury management services offered to businesses, (2) financial services related to equipment leasing, (3) credit and deposit services offered to individuals, (4) asset management services of the type actually provided by the Corporation, and (5) any other product or service provided by the Corporation; provided, that with respect to the Post-Employment Non-Compete Period, asset management services shall be deemed Banking Products or Banking Services only if the Corporation’s revenues from such services during the Reference Period (as defined below) exceeded 1% of the Corporation’s Annual Revenues (as defined below) during the Reference Period; and provided further, that with respect to the Post-Employment Non-Compete Period, an other product or service described in clause (5) shall be deemed Banking Products or Banking Services only if the Corporation’s revenues from other product or service during the Reference Period (as defined below) exceeded 2% of the Corporation’s Annual Revenues (as defined below) during the Reference Period;

(iv) “Reference Period” means the four completed calendar quarters immediately preceding the commencement of the Post-Employment Non-Compete Period, or if earlier, the date immediately preceding a Change in Control; and

(v) “Annual Revenue” means the sum of the Corporation’s net interest income and non-interest income during the Reference Period.

(d) Notwithstanding the foregoing provisions of this Section 8, Section 8(b)(i) above shall not be deemed to prohibit:

(i) the Executive’s ownership, not to exceed five percent (5%), of the outstanding capital stock or equity interests entity engaged in providing Competing Banking Products or Banking Services in the Market Area, provided such investment is passive and Executive does not provide any services to such entity either as an employee, consultant, director or otherwise,

(ii) the Executive from serving as a director of other corporations and entities to the extent these directorships do not inhibit the performance of the Executive’s duties hereunder or conflict with the business of the Corporation;

(iii) the Executive from serving or continuing to serve as a director of other corporations and entities following his termination of employment for which he served in such capacity at any time during his employment with the Corporation,

(iv) the Executive’s ownership of, or activity with respect to any business (whether publicly or privately-held corporation or entity) disclosed to the Board during the period of his employment and not objected to by the Board, or

(v) the Executive during the Post-Employment Non-Compete Period from being employed by or otherwise providing services to an entity which is engaged within the Market Area in any business that provides Competitive Banking Products or Banking Services, so long as Executive has advised such entity of his obligations under this Section 8 and Executive does not provide any services or otherwise engages in any way, directly or indirectly, in any business of such entity which provides Competitive Banking Products or Banking Services within the Market Area.

(e) Remedies.  The Executive acknowledges that the restraints and agreements herein provided are fair and reasonable, that enforcement of the provisions of this Section 8 will not cause the Executive undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect the Corporation and its legitimate and proprietary business interests and property from irreparable harm.  The Executive acknowledges and agrees that, (i) a breach of any of the covenants and provisions contained in this Section 8, will result in irreparable harm to the business of the Corporation, a remedy at law in the form of monetary damages for any breach by the Executive of any of the covenants and provisions contained in this Section 8 is inadequate, in addition to any remedy at law or equity for such breach, the Corporation shall be entitled to recover any amounts paid pursuant to Section 7(a) or 7(b) and to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by Executive of the obligations hereunder and to enjoin Executive from engaging in any activity in violation hereof and the covenants on the Executive’s part contained in this Section 8, shall be construed as agreements independent of any other provisions in this Agreement, and the existence of any claim, setoff or cause of action by the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense or bar to the specific enforcement by the Corporation of said covenants.  The Corporation acknowledges and agrees that it shall not suspend or discontinue any payments due to Executive under this Agreement except pursuant to the order of a state or federal court that has personal and subject matter jurisdiction.  In the event of a breach or a violation by the Executive of any of the covenants and provisions of this Agreement, the running of the Non-Compete Period (but not of Executive’s obligation thereunder) shall be tolled during the period of the continuance of any actual breach or violation.

(f) Severability.  The parties hereto agree that the covenants set forth in this Section 8 are reasonable with respect to their duration, geographical area and scope.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9. Notice of Termination.  Subject to the provisions of Section 1(d) hereof, in the event that the Corporation or the Bank, or both, desire to terminate the employment of the Executive during the term of this Agreement, the Corporation or the Bank, or both, shall deliver to the Executive a written notice of termination, stating whether such termination constitutes Termination for Cause, Involuntary Termination, or termination for disability, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause.  In the event that the Executive determines in good faith that he has experienced an Involuntary Termination of his employment in accordance with Section 1(c), he shall (a) send a written notice to the Corporation stating the circumstances that constitute such Involuntary Termination, which notice shall be given within 90 days of the Executive’s first learning of such circumstances and shall state his intention to terminate his employment due to such Involuntary Termination and (b) provide the Corporation with 30 days from the date of such notice to cure such circumstances. If the Corporation fails to cure such circumstances, then Executive will be deemed to have terminated his employment due to Involuntary Termination at the end of such 30 day period.  In the event that the Executive desires to effect a Voluntary Termination, he shall deliver a written notice to the Corporation, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

10. Attorneys' Fees. The Corporation shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as a result of (i) the Executive's contesting or disputing any termination of employment, or (ii) the Executive's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Corporation (or any successor) or the Consolidated Subsidiaries under which the Executive is or may be entitled to receive benefits; provided that the Corporation's obligation to pay such fees and expenses is subject to the Executive's prevailing with respect to the matters in dispute in any proceeding initiated by the Executive or the Executive's having been determined to have acted reasonably and in good faith with respect to any proceeding initiated by the Corporation or the Consolidated Subsidiaries.

11. Indemnification.  During Executive’s term of employment with the Corporation and thereafter, the Corporation shall indemnify and hold Executive harmless to the maximum extent now or hereafter permitted under the Articles of Incorporation and By-Laws of the Corporation.  In the event that legal action is instituted or threatened against the Executive during or after the term of his employment with, or membership on the Board of Directors of, the Corporation, the Bank or any affiliate the Corporation, in connection with such employment or membership, the Corporation will advance to the Executive the costs and expenses incurred by Executive in the defense of such action (including reasonable attorneys, expert and other professional fees) to the maximum extent permitted by law without prejudice to or waiver by the Corporation of its rights and remedies against the Executive.  In the event that there is a final judgment entered against the Executive in any such litigation which, in accordance with its Articles of Incorporation and By-Laws, is not subject to indemnification, then the Executive shall reimburse the Corporation for all such costs and expenses paid or incurred by it in the Executive’s defense of such litigation (the “Reimbursement Amount”). The Reimbursement Amount shall be paid by the Executive within 30 days after rendition of the final judgment and a determination by the Board of Directors that such costs and expenses are not subject to indemnification. The parties shall cooperate in the defense of any asserted claim, demand or liability against the Executive or the Corporation or any of the Consolidated Subsidiaries.  The term “final judgment” as used herein shall be defined to mean the decision of a court of competent jurisdiction, and in the event of an appeal, then the decision of the appellate court, after petition for rehearing has been denied, or the time for filing the same (or the filing of further appeal) has expired.  The rights to indemnification under this Section 11 shall be in addition to any rights which Executive may now or hereafter have under any insurance contract maintained by the Corporation or any of its other affiliates or any other agreement between Executive and the Corporation or any of its affiliates.  Anything in this Agreement to the contrary notwithstanding, Executive’s indemnification rights under this Section 11, the Articles of Incorporation and By-Laws of the Corporation and applicable law, shall survive the termination of Executive’s employment with the Corporation and his membership on the Board of Directors of the Corporation, the Bank and any affiliate of the Corporation.

12. No Assignments.

(a) This Agreement is personal to each of the parties hereto, and neither may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of the Corporation and the Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.  Executive’s resignation following the failure of the Corporation to obtain such an assumption agreement prior to the effectiveness of any such succession shall constitute an Involuntary Termination as defined in Section 1(c).

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five days after the date that sent by certified mail, return receipt requested, postage prepaid, to the Corporation at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Corporation, or, if to the Executive, to such home or other address as the Executive has most recently provided in writing to the Corporation.

14. Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

15. Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

16. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

17. Governing Law.  This Agreement shall be governed by the laws of the State of Illinois.

18. Preparation Fees.  The Corporation shall be solely responsible for payment of any and all legal fees incurred by Executive in the preparation, negotiation and execution of this Agreement, but in an amount not to exceed $15,000.

19. Successors to Code Sections.  All provisions of this Agreement referring to sections of the U.S.C. (United State Code) or to the Code shall be deemed to refer to successor code sections in the event of renumbering of code sections.

20. 2003 Employment Agreement and 2007 Employment Agreement.  Except with respect to stock options awarded pursuant to the 2003 Employment Agreement (and previous employment agreements that remain outstanding), this Agreement supersedes and replaces the 2007 Employment Agreement and as of the date hereof, the 2007 Employment Agreement shall terminate and have no further force or effect.

21. Code Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Executive notifies the Corporation (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Corporation concurs with such belief or the Corporation (without any obligation whatsoever to do so) independently makes such determination, the Corporation shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Corporation of the applicable provision without violating the provisions of Code Section 409A.

(b) If the Executive is deemed on the date of “separation from service” to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 21(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Whenever a payment is to be made promptly after a date, it shall be made within sixty (60) days thereafter.

(c) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not effect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect.  Any expense or other reimbursement payment made pursuant to this Agreement or any plan, program, agreement or arrangement of the Corporation referred to herein, shall be made on or before the last day of the taxable year following the taxable year in which such expense or other payment to be reimbursed.

22. TARP.  Notwithstanding anything in this Agreement or in any compensation plan, program or arrangement maintained by the Company which covers Executive or to which Executive is a party or in which Executive participates, as of the date hereof, or which may become applicable to Executive hereinafter (collectively, the “Compensation Arrangements”), each provision of this Agreement and the Compensation Arrangements is amended and any amounts payable hereunder and thereunder are hereby amended and modified with respect to Executive, if and to the extent necessary, for the Company to comply with any requirements of the Emergency Economic Stabilization Act of 2008 (“EESA”) and/or the TARP Capital Purchase Program (“CPP”) (and the guidance or regulations issued thereunder by the United States Treasury Department at 31 CFR Part 30, effective October 20, 2008 (the “CPP Guidance”) which may become applicable to the Company, including, but not limited to, provisions prohibiting the Company from making any “golden parachute payments,” providing the Company may recover (“clawback”) bonus and incentive compensation in certain circumstances, and precluding bonus and incentive arrangements that encourage unnecessary or excessive risks that threaten the value of the Company, in each case within the meaning of EESA and the CPP Guidance and only to the extent applicable to the Company and Executive.  For purposes of this Section 22, references to “Company” means MB Financial, Inc. and any entities treated as a single employer with MB Financial, Inc. under the CPP Guidance.  Executive hereby agrees to execute such documents, agreements or waivers as the Company deems necessary or appropriate to effect such amendments to this Agreement or the Compensation Arrangements or to facilitate the participation of the Company in the TARP Capital Purchase Program or any other programs under EESA.

The application of this Section 22 is intended to, and shall be interpreted, administered and construed to, comply with Section 111 of EESA and the CPP Guidance and, to the maximum extent consistent with this Section 22 and such statute and regulations, to permit the operation of this Agreement and Compensation Arrangements in accordance with their terms before giving effect to the provisions of this Section 22, EESA and the CPP Guidance.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ATTEST:	MB FINANCIAL, INC.

Secretary
By:
Its:

WITNESS:	EXECUTIVE:
/s/Mitchell Feiger
Mitchell Feiger

ANNEX TO EXECUTIVE EMPLOYMENT AGREEMENT

Form of Release

AGREEMENT AND GENERAL RELEASE

MB Financial, Inc., its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, and agents thereof in such capacities (collectively referred to throughout this Agreement as “Corporation”) and Mitchell Feiger (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as  “Executive”) agree:

1. Consideration.  The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 7 of the Employment Agreement by and between Executive and the Corporation.

2. Revocation.  Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release.  Any revocation within this period must be submitted, in writing, hand delivered to Corporation, or if mailed, postmarked, within seven (7) calendar days of execution of this Agreement and General Release.  This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.

3. General Release of Claim.  Executive knowingly and voluntarily releases and forever discharges Corporation from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Corporation, Executive has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

●           Title VII of the Civil Rights Act of 1964, as amended;

●           The Civil Rights Act of 1991;

●           Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

●           The Immigration Reform and Control Act, as amended;

●           The Americans with Disabilities Act of 1990, as amended;

●           The Age Discrimination in Employment Act of 1967, as amended;

●           The Older Workers Benefit Protection Act of 1990;

●           The Worker Adjustment and Retraining Notification Act, as amended;

●           The Occupational Safety and Health Act, as amended;

●           The Family and Medical Leave Act of 1993;

●	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

●           Any public policy, contract, tort, or common law; or

●	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Executive’s rights of indemnification and directors and officers liability insurance coverage to which Executive was entitled immediately prior to DATE with regard to Executive’s service as an officer and director of Corporation; (ii) Executive’s rights under any tax-qualified pension or claims for accrued vested benefits under any other Executive benefit plan, policy or arrangement maintained by Corporation or under COBRA; (iii) Executive’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iv) Executive’s rights as a stockholder.

4. No Claims Permitted.  Executive waives Executive’s right to file any charge or complaint against Corporation arising out of Executive’s employment with or separation from Corporation before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law.  This Agreement, however, does not prevent Executive from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Executive waives the Executive’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Executive under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

5. Affirmations.  Executive affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Corporation in any forum or form. Executive further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Section 5(d) of the Employment Agreement.  Executive also affirms Executive has no known workplace injuries.

6. Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Illinois without regard to its conflict of laws provisions.  In the event Executive or Corporation breaches any provision of this Agreement and General Release, Executive and Corporation affirm either may institute legal action to specifically enforce any term or terms of this Agreement and General Release.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.  Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

7.           Nonadmission of Wrongdoing.  Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Corporation of any liability or unlawful conduct of any kind.

8.           Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

9.           Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 11 thereof, shall survive and continue in full force and effect.  Executive acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST CORPORATION.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

Mitchell Feiger	MB Financial, Inc. By: /s/ Mitchell Feiger Name: Mitchell Feiger Title: President and Chief Executive Officer
Date:	Date: